EMPLOYMENT AGREEMENT



     THIS AGREEMENT is effective as of October 1, 1999, between GLOBAL TECHNOLOGIES, LTD. (f.k.a. Interactive Flight Technologies, Inc.) ("Company") and Irwin L. Gross ("Executive").

                              W I T N E S S E T H:

     Company wishes to employ Executive and Executive wishes to enter into the employ of Company on the terms and conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Executive agree as follows:

     1. Employment. Company hereby employs Executive and Executive hereby accepts employment by Company for the period and upon the terms and conditions contained in this Agreement.

     2. Office and Duties.

        (a) The Executive is engaged hereunder as the Company's Chairman of the Board and Chief Executive Officer and agrees to perform the duties and services incident to that position. The Executive will report to the Board of Directors of Company on a regular basis.

        (b) Throughout the term of this Agreement, Executive shall devote substantially all of his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Company. The foregoing shall not be construed, however, as preventing the Executive from investing his assets in such form or manner as will not require services on the part of the Executive in the operations of the business in which such investment is made that would materially interfere with his obligations hereunder, and provided such business is not in competition with the company or, if in competition, such business has a class of securities registered under the Securities Exchange Act of 1934 and the interest of Executive therein is solely that of an investor owning not more than 5% of any class of the outstanding equity securities of such business.

     3. Term. This Agreement shall be for a term of thirty-six (36) months, commencing as of October 1, 1999, and ending on September 30, 2002, unless sooner terminated as hereinafter provided. This Agreement shall terminate at the end of the original term, provided, however, that the parties hereto shall, at least sixty (60) days prior to the end of the term hereof, use their best efforts to determine whether the Agreement will be renewed or negotiated.

     4. Compensation.

        (a) In recognition and consideration of the contributions that Executive has made to the Company during the period from September 15, 1998 to September 30, 1999, during which period of time Executive received no compensation from the Company, Executive shall be paid Two Hundred and Fifty Thousand Dollars ($250,000). For all services to be rendered by

Executive to Company pursuant to this Agreement, Executive shall receive an annual base salary of Two Hundred and Fifty Thousand Dollars ($250,000), payable in accordance with Company's regular payroll practices in effect from time to time.

        (b) In addition to Executive's base salary, Company shall pay to Executive, on April 30 and October 31 for the preceding six-month periods ending on March 31 and September 30 of each year during the term of this Agreement, such bonuses or other additional compensation as the Board of Directors may determine based upon the achievement of the goals assigned to Executive as set forth in a Board-approved Business Plan or as may otherwise be determined or agreed to by the Board. Subject to the achievement of the assigned goals, the total and aggregate bonuses to be paid to Executive in any year during the term of this Agreement should not be less than twenty percent (20%) of Executive's annual salary.

        (c) Throughout the term of this Agreement and as long as they are kept in force by Company, Executive shall be entitled to participate in and receive the benefits of any profit sharing or retirement plans and any health, life, accident or disability insurance plans or programs made available to other similarly situated executives of Company. Specifically, Executive shall be provided family medical and dental coverage at Company's expense. Executive shall be entitled to four (4) weeks paid vacation during each year of the term of this Agreement. Company shall pay Executive for any unused vacation at December 31st of each year.

        (d) Company will provide Executive with an automobile allowance of $1000 per month and Company will reimburse Executive for all reasonable expenses incurred by Executive in connection with the performance of Executive's duties hereunder, including mobile phone and club memberships, upon receipt of vouchers therefor and in accordance with Company's regular reimbursement procedures and practices in effect from time to time.

        (e) The Company shall grant to Executive options to purchase up to an aggregate of One Million (1,000,000) shares of the Company's common stock, par value $.01 per share ("Common Stock"). One quarter of the options shall vest as of the date hereof. Another quarter of the options will vest, subject to certain conditions, as follows: eighty-three thousand three hundred thirty-four (83,334) on October 8, 2000; eighty-three thousand three hundred thirty-three (83,333) on October 8, 2001; and eighty-three thousand three hundred thirty-three (83,333) on October 8, 2002. The balance of the options shall vest, subject to the achievement of certain performance milestones and certain other conditions, as follows: one hundred sixty-six thousand, six hundred sixty-seven (166,667) on October 8, 2000; one hundred sixty-six thousand, six hundred sixty-six (166,666) on October 8, 2001; and one hundred sixty-six thousand, six hundred sixty-six (166,666) on October 8, 2002. The exercise price of the options shall be equal to the closing sale price (or closing bid if no sales were reported) of a share of Common Stock as reported by the Nasdaq National Market on October 7, 1999 (or the next trading day in the event there is no trading on such date). The options shall be for a term of ten (10) years from the date of the grant of such options.

     5. Disability. If Executive becomes unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause ("Disability"), Company will continue the payment of Executive's base salary at its then current rate for a period of twelve (12) weeks following the date Executive is first unable to perform his duties due to such disability or incapacity. Thereafter, Company shall have no obligation for base salary or other compensation payments to Executive during the continuance of such disability or incapacity, except as provided in the Company's disability policy, if any.

     6. Death. If Executive dies, all payments hereunder shall cease at the end of the month in which Executive's death shall occur and Company shall have no further obligations or liabilities hereunder to Executive's estate or legal representative or otherwise.

     7. Termination of Company's Business. If (i) Company shall discontinue the business operation in which Executive is employed, Company may immediately terminate Executive's employment upon written notice, or (ii) there is a Change in Control (as hereinafter defined), and as a result of such Change in Control, the Executive is terminated without Cause (as defined in Paragraph 8 below) or leaves for Good Reason (as hereinafter defined), then, on the occurrence of any of such events, Company shall have no further obligations or liabilities hereunder to Executive, except Company shall (A) pay Executive an amount equal to two times the remaining base salary due the Executive for the then current term, but in no event shall Executive receive less than his base salary for one year, to be paid in accordance with the regular payroll practices of Company; and (B) continue to provide Executive with family medical and dental coverage for a period of 12 months. In addition, in the event of termination of the Executive pursuant to this Paragraph, the restrictions of subparagraph 11(a) shall terminate.

        (a) Change in Control. The term "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as in effect as of the date hereof, or if Item 6(e) is no longer in effect, any subsequent regulation issued under the Exchange Act for a similar purpose, whether or not the Company is subject to such reporting requirements; provided that, without limitation, such a change in control shall be deemed to have occurred if:

            (i) any "person" is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

            (ii) during any period of two consecutive years (not including any period prior to the date of the Agreement), individuals who at the beginning of such period constitute the Board of Directors, and any new director, whose election by the Board or nomination or election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for elections was previously approved, cease for any reason to constitute a majority of the Board; or

            (iii) the business of the Company is disposed of by the Company pursuant to a liquidation, sale of assets of the Company, or otherwise.

        (b) Good Reason. "Good Reason" shall mean the occurrence after a Change in Control of any of the following events without the Executive's express written consent:

            (i) any change in the Executive's title, authorities, responsibilities (including reporting responsibilities), which represent a demotion from his status, title, position or responsibilities (including reporting responsibilities) as in effect immediately prior to the Change in Control; the assignment to him of any duty or work responsibilities which, in his reasonable judgment, are inconsistent with such status, title, position or work responsibilities; or any removal of the Executive from or failure to appoint or reelect him to any of such positions, except in connection with the termination of his employment for Disability, retirement or Cause, as a result of the Executive's death or by him other than for Good Reason;

            (ii) a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time; or

            (iii) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement.

     8. Termination For Cause. Company may discharge the Executive and thereby terminate his employment hereunder for the following reasons (for "Cause"):

        (a) habitual intoxication;

        (b) habitual illegal drug use or drug addiction;

        (c) conviction of a felony, materially adversely affecting Company where such conviction significantly impairs the Executive's ability to perform his duties hereunder;

        (d) while acting in his capacity as Executive of Company, knowingly engaging in any unlawful activity which could materially adversely affect the Company;

        (e) gross insubordination, gross negligence, or willful and knowing violation of any expressed direction or regulation established by Company which is materially injurious to the business or reputation of Company;

        (f) misappropriation of corporate funds or other acts of dishonesty;

        (g) the Executive's material breach of this Agreement in any other respect.

        In the event that Company discharges the executive for Cause, Company shall pay to Executive the portion, if any, of the Executive's base salary for the period up to the date of termination which remains unpaid. The Company shall have no further obligation or liability under this Agreement.

     9. Termination Without Cause. In the event Company terminates this Agreement without Cause at any time, the Company's sole liability for compensation to Executive shall be to pay the Executive two times the remaining balance of the base salary due the Executive for the remainder of the then current term to be paid in accordance with the regular payroll practices of Company, and to provide Executive with family medical and dental coverage for the same period. In addition, in the event of termination of the Executive pursuant to this Paragraph, the restrictions of subparagraph 11(a) shall terminate.

     10. Company Property. All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information, samples, budgets, business plans, strategic plans, financing applications, reports, memoranda, correspondence, financial statements, and any other materials or data of any kind furnished to Executive by Company or developed by Executive on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Executive's employment hereunder, are and shall remain the sole and confidential property of Company; if Company requests the return of any such materials at any time during or at or after the termination of Executive's employment, Executive shall immediately deliver the same to Company.

     11. Noncompetition, Trade Secrets, Etc.

         (a) During the term of this Agreement and for a period of one (1) year after the termination of his employment with Company for any reason whatsoever, Executive shall not directly or indirectly induce or attempt to influence any executive of Company to terminate his or her employment with Company and shall not engage in (as a principal, partner, director, officer, agent, executive, consultant or otherwise) or be financially interested in any business operating within the geographical area described in Exhibit "A", attached hereto, which is involved in business activities which are the same as, similar to, or in competition with business activities carried on by Company, or being definitely planned by Company, at the time of the termination of Executive's employment. However, nothing contained in this Paragraph 11 shall prevent Executive from holding for investment no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange or on the NASDAQ System.

         (b) During the term of this Agreement and at all times thereafter, Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any material referred to in Paragraph 10 above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Company or any names and addresses of customers or clients, any data on or relating to past, present or prospective customers or clients, or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Executive or learned or acquired by Executive while in the employ of Company.

         (c) Any and all reports, plans, budgets, writings, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Executive shall make full disclosure to Company of all such reports, plans, budgets, writings, inventions, improvements, processes, procedures and techniques, and shall do everything reasonably necessary or desirable to vest the absolute title thereto in Company. Executive shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

         (d) Executive acknowledges that the restrictions contained in the foregoing subparagraphs (a), (b) and (c), in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, and that any violation thereof would result in irreparable injuries to Company, and Executive therefore acknowledges that, in the event of his violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

         (e) If the period of time or the area specified in subparagraph (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount of time or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Executive violates any of the restrictions contained in such subparagraph (a), the restrictive period shall not run in favor of Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of Company.

     12. Prior Agreements. Executive represents to Company (a) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (b) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound and (c) that he is free and able to execute this Agreement and to enter into employment by Company.

     13. Indemnification. Company shall maintain a Directors and Officers Errors and Omission Policy with a minimum coverage of Fifteen Million Dollars ($15,000,000). Any deductible and all other costs and expenses which may be incurred by Executive as a result of his acting in his capacity as an Officer of the Company shall be paid by Company.

     14. Miscellaneous.

         (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict-of-laws doctrines of any jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

         (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as FedEx or by other messenger) against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                     (i) If to Company:

                         Global Technologies, Ltd.
                         1811 Chestnut Street
                         Suite 120
                         Philadelphia, PA 19103
                         Attention: President

                    (ii) If to Executive:

                         Irwin L. Gross
                         722 Pine Street
                         Philadelphia, PA 19106

In addition, notice by mail shall be by air mail if posted outside of the continental United States. Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this subparagraph for the giving of notice.

         (d) Exhibits. All Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

         (e) Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights nor delegate its obligations under this Agreement without the prior written consent of the other parties hereto.

         (f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         (g) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         (h) Entire Agreement. This Agreement (together with the Stock Option Grant Agreement between the Company and Executive dated October 8, 1999) contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

         (i) Paragraph Headings. The Paragraph and subparagraph headings in this Agreement have been inserted for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

         (j) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

         (k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and Holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or Holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or Holiday. For purposes of this Agreement, the term "Holiday" shall mean a day, other than a Saturday or Sunday, on which national banks with branches in the Commonwealth of Pennsylvania are or may elect to be closed.

         (l) Expenses of the Parties. Company shall be responsible for up to $4,000 in legal expenses incurred in the negotiation and preparation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered in Philadelphia, Pennsylvania, as of the date first above written.


                                            GLOBAL TECHNOLOGIES, LTD.


                                            By: James W. Fox
                                                -------------------------------
                                                JAMES W. FOX, President and COO



                                            EXECUTIVE:

                                            Irwin L. Gross
                                            -----------------------------------
                                            IRWIN L. GROSS

                                   EXHIBIT "A"


     Under Paragraph 11, Noncompetition, Trade Secrets, Etc., the geographic area shall be as follows:


                                   Worldwide